                                                                   Exhibit 10.1

REGISTRATION RIGHTS AND EXCHANGE AGREEMENT

               THIS REGISTRATION RIGHTS AND EXCHANGE AGREEMENT ("Exchange Agreement") entered into as of August ___, 1996 between ACTV, Inc., a Delaware corporation with offices at 1270 Avenue of the Americas, New York, New York 10020 ("ACTV"), and each of the entities listed under "Investors" on the signature page hereto (each an "Investor" and collectively the "Investors"), each with offices at the address listed under such Investor's name on Schedule I hereto.

W I T N E S S E T H:

               WHEREAS, ACTV Financing, Inc., a Delaware corporation ("Financing"), and ACTV Holdings, Inc., a Delaware corporation ("Holdings", and together with Financing, the "Subsidiaries"), are wholly-owned subsidiaries of ACTV;

               WHEREAS, pursuant to that certain Preferred Stock Investment Agreement dated as of the date hereof by and between Financing and the Investors (the "Financing Investment Agreement"), Financing has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from Financing, an aggregate of 240,000 shares of Financing's 5% Cumulative Convertible Preferred Stock (the "Financing Preferred Shares") on the terms and conditions set forth therein;

               WHEREAS, pursuant to that certain Preferred Stock Investment Agreement dated as of the date hereof by and between Holdings and the Investors (the "Holdings Investment Agreement", and together with the Financing Investment Agreement, the "Investment Agreements"), Holdings has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from Holdings, an aggregate of 160,000 shares of Holdings' 5% Cumulative Convertible Preferred Stock (the "Holdings Preferred Shares", and together with the Financing Preferred Shares, the "Preferred Shares") on the terms and conditions set forth therein;

               WHEREAS, the Investment Agreements and the certificates of incorporation for the Subsidiaries contemplate that the Preferred Shares will be exchangeable into shares ("Common Shares") of common stock, par value $0.10, of ACTV ("Common Stock") pursuant to the terms and conditions set forth herein; and

               WHEREAS, pursuant to the terms of, and in partial consideration for, the Investors' agreement to enter into the Investment Agreements, ACTV has agreed to provide the Investors with certain registration rights with respect to the Common Shares as set forth in this Exchange Agreement;

               NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Investment Agreements and this Exchange Agreement, ACTV and the Investors agree as follows:

               1. Certain Definitions. As used in this Exchange Agreement, the following terms shall have the following respective meanings:

               "Closing" and "Closing Date" shall have the meanings ascribed to such terms in the Investment Agreements.

               "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               "Registrable Securities" shall mean: (i) the Common Shares issued to each Holder or its transferee or designee upon exchange of the Preferred Shares or upon any stock split, stock dividend, recapitalization or similar event with respect to such Common Shares; and (ii) any securities issued or issuable to each Holder upon the exchange or conversion of any Preferred Shares or Common Shares.

               The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

               "Registration Expenses" shall mean all expenses to be incurred by ACTV in connection with each Holder's registration rights under this Exchange Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for ACTV, blue sky fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of ACTV and review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of ACTV, which shall be paid in any event by ACTV).

               "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included with "Registration Expenses".

               "Holder" and "Holders" shall include an Investor or the Investors, respectively, and any transferee of the Preferred Shares or Common Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Exchange Agreement have been transferred in compliance with this Exchange Agreement.

               "Registration Statement" shall have the meaning set forth in
Section 2(a) herein.

               "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

               "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

               2. Registration Requirements. ACTV shall use its diligent best efforts to effect the registration of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Holder for purposes of maximizing the proceeds realizable by the Holder from such sale or distribution. Such best efforts by ACTV shall include without limitation the following:

                  (a) ACTV shall, as expeditiously as reasonably possible after the Closing Date:

                  (i) Prepare and file a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that ACTV is ineligible to use such form, such other form as ACTV is eligible to use under the Securities Act) covering the Registrable Securities ("Registration Statement"). Thereafter ACTV shall use its best efforts to have such Registration Statement and other filings declared effective. ACTV shall provide Holders reasonable opportunity to review any such Registration Statement or amendment or supplement thereto prior to filing.

                  (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and notify the holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

                  (iii) Furnish to each Holder such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

                  (iv) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by each Holder provided that ACTV shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (v) Notify each Holder immediately of the happening of any event as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

                  (vi) Use its best efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange(s) and/or markets on which the Common Stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Shares are traded.

               (b) (i) ACTV agrees that it shall file the Registration Statement complying with the requirements of this Exchange Agreement within 90 days from the Closing Date and shall cause such Registration Statement to become effective by December 31, 1996. In the event that such Registration Statement has not been declared effective by December 31, 1996, then ACTV shall pay to each Holder liquidated damages in an amount equal to $0.75 per Preferred Share held by such Holder for each 30-day period from and after December 31, 1996 that such Registration Statement is not effective.

                  (ii) In the event that ACTV fails, refuses or is unable to cause the Registrable Securities covered by the Registration Statement to be listed with the securities exchange(s) and markets on which the Common Stock is traded or at least the NASDAQ Small Capitalization Market at all times on or after the Registration Statement is declared effective, then ACTV shall pay to each Holder liquidated damages in an amount equal to $0.75 per Preferred Share held by such Holder for each 30-day period from and after such failure, refusal or inability to so list the Registrable Securities until the Registrable Securities are so listed.

                  (iii) In the event any Holder's ability to sell Registrable Securities under the Registration Statement is suspended for more than thirty
(30) days in the first instance or for more than ten (10) days for each suspension thereafter ("Suspension Grace Period"), including without limitation by reason of any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, then ACTV shall pay to each Holder liquidated damages in an amount equal to $0.75 per Preferred Share held by such Holder for each 30-day period from and after the last day of the Suspension Grace Period until such suspension no longer exists.

                  (iv) In the event that ACTV does not have a sufficient number of Common Shares available to satisfy ACTV's obligations to any Holder upon receipt of an Exchange Notice (as defined below) or is otherwise unable to issue such Common Shares (including without limitation by reason of the limits described in Section 11(n) below) in accordance with the terms of this Exchange

Agreement upon receipt of an Exchange Notice, then ACTV shall pay to each Holder liquidated damages in an amount equal to $0.75 per Preferred Share held by such Holder for each 30-day period from and after the Exchange Date that ACTV fails or refuses to issue Common Shares in accordance with the terms hereof.

                  (v) In the event that ACTV fails to authorize and reserve an additional 20,000,000 shares of Common Stock for issuance upon exchange of Preferred Shares by the sixtieth (60th) day following a Reserve Increase Event (as defined below in Section 11.g), then ACTV shall pay to each Holder liquidated damages in an amount equal to $0.75 per Preferred Share held by such Holder for each 30-day period from and after such sixtieth (60th) day until such additional shares are so authorized and reserved.

                  (vi) Each liquidated damages provision provided for in the foregoing clauses (i) through (v) shall be in addition to each other liquidated damages provision; provided, however, that in no event shall ACTV be obligated to pay to any Holder liquidated damages in an amount greater than $0.75 per Preferred Share held by such Holder for any 30-day period. All payments required to be made in connection with the above liquidated damages provisions shall be paid in cash by the tenth (10th) day of each calendar month (which payments shall be pro rata on a per diem basis for any period of less than 30 days). In the event that ACTV fails or refuses to pay such liquidated damages payments at such time, then at any Holder's request and option, ACTV shall purchase the Preferred Shares held by such Holder, within five (5) days of such request, at a purchase price equal to the ACTV Premium Redemption Price (as defined in Section 11.m(2) below), provided that such Holder may revoke such request at any time prior to receipt of such payment of such purchase price.

                  (vii) ACTV acknowledges that any failure, refusal or inability by ACTV described in the foregoing clauses (i) through (v) will cause the Holders to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Exchange Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provisions set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The liquidated damages provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Preferred Shares, the Investment Agreements or this Exchange Agreement, including without limitation the right to specific performance. Each Holder shall be entitled to specific performance of any and all obligations of ACTV in connection with the registration rights of the Holders hereunder. In the event of any of the circumstances described in the foregoing clauses (i) through (v) above, then each of the ACTV Redemption Commencement Date (as defined in Section 11.m below) and the Maximum Restrictive Covenant Date (as defined in Section 11.j below) shall be moved back 1.5 days for each day that any of the circumstances in clauses (i), (ii), (iii) (without regard to the applicability of the Suspension Grace Period), (iv) or (v) exist.

                  (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder shall so advise ACTV. Any such underwriting may only be administered by investment bankers reasonably satisfactory to ACTV.

                  (d) ACTV shall enter into such customary agreements (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering:

                  (i) make such representations and warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

                  (ii) cause to be delivered to the sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of counsel to ACTV, dated the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by ACTV in connection with the authorization, issuance and registration thereof, addressed to the Holders and each underwriter, if any;

                  (iii) cause to be delivered, immediately prior to the effectiveness of the Registration Statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), a "comfort" letter from ACTV's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings;

                  (iv) if an underwriting agreement is entered into, the same shall include customary indemnification and contribution provisions and procedures for secondary underwritten offerings; and

                  (v) ACTV shall deliver such documents and certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any, or other agreement entered into by ACTV;

the foregoing in this paragraph 2(d) shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder; provided, however, the foregoing in paragraph 2(d) shall not be required on more than two (2) occasions.

                  (e) ACTV shall make available for inspection by the Holders, a representative or representatives of the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for such purposes, all SEC Documents (as defined below) filed subsequent to the Closing, pertinent corporate documents and properties of ACTV, and cause ACTV's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement.

                  (f) Subject to Section 2(b) above, ACTV may suspend the effectiveness of any Registration Statement in the event, and for such period of time as, such a suspension is required by the rules and regulations of the Commission. ACTV will use its best efforts to cause such suspension to terminate at the earliest possible date.

               3. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Exchange Agreement shall be borne by ACTV, and all Selling Expenses of a Holder shall be borne by such Holder.

               4. Registration on Form S-3. ACTV shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, or in the event that ACTV is ineligible to use such form, such form as ACTV is eligible to use under the Securities Act.

               5. Registration Period. In the case of the registration effected by ACTV pursuant to this Exchange Agreement, ACTV will use its best efforts to keep such registration effective until all the Holders have completed the sales or distribution described in the Registration Statement relating thereto or, if earlier, until such Registerable Securities may be sold under Rule 144(k) (provided that ACTV's transfer agent has accepted an instruction from ACTV to such effect).

               6. Indemnification.

                  (a) ACTV Indemnity. ACTV will indemnify each Holder, each of its officers, directors and partners, and each person controlling each Holder, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Exchange Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by ACTV of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to ACTV and relating to action or inaction required of ACTV in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that ACTV will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to ACTV by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this
Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of ACTV (which consent will not be unreasonably withheld).

                  (b) Holder Indemnity. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify ACTV, each of its directors, officers, partners, and each underwriter, if any, of ACTV's securities covered by such a registration statement, each person who controls ACTV or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse ACTV and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to ACTV by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

                  (c) Procedure. Each party entitled to indemnification under this Article (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

               7. Contribution. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between ACTV on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of ACTV and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of ACTV on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by ACTV or by such Holder.

                  In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

                  ACTV and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               8. Survival. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of ACTV referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Exchange Agreement or the Investment Agreements or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of ACTV, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

               9. Information by Holders. Each Holder shall furnish to ACTV such information regarding such Holder and the distribution and/or sale proposed by such Holder as ACTV may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Exchange Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder.

               10. Board Positions. So long as any Preferred Stock is outstanding ACTV shall use its best efforts to nominate and cause the election of a person designated by the Placement Agent (as defined in the Investment Agreements) to the Board of Directors of ACTV. In addition, if the Registration Statement complying with the requirements of this Exchange Agreement has not been declared effective by December 31, 1996, ACTV shall use its best efforts to nominate and cause the election of a person designated by the holders of a majority of the Preferred Stock then outstanding to the Board of Directors of ACTV. ACTV represents, warrants and covenants that it has the authority and ability to, and shall, increase the size of the Board of Directors of ACTV if necessary to comply with the provisions of this paragraph.

               11. Exchange Terms. On and after January 1, 1997, each Holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such Holder, to exchange any or all Preferred Shares for such number of fully paid, validly issued and nonassessable Common Shares, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the sum of $25 times the number of Preferred Shares being exchanged plus accrued and unpaid dividends thereon (with dividends deemed accrued on a per diem basis through the Exchange Date (as defined below) even if the Exchange Date is not at the end of a calendar quarter) plus any liquidated damages owing to such Holder on the Exchange Date, by (ii) the Exchange Price determined as hereinafter provided in effect on the Exchange Date, on the following terms and conditions.

                  a. Mechanics of Exchange. To exchange Preferred Shares into Common Shares, the Holder shall give written notice ("Exchange Notice") to ACTV in the form of Exhibit 11(a) hereto (which Exchange Notice may be given by facsimile transmission) stating that such Holder elects to exchange the same and shall state therein the number and type of shares to be exchanged and the name or names in which such Holder wishes the certificate or certificates for Common Shares to be issued (the date of such Exchange Notice shall be referred to herein as the "Exchange Date"). Promptly thereafter the Holder shall surrender the certificate or certificates representing the shares to be exchanged, duly endorsed, at the office of ACTV or of any transfer agent for such shares. ACTV shall, immediately upon receipt of such Exchange Notice, issue and deliver to or upon the order of such Holder, against delivery of the certificates representing the shares which have been exchanged, a certificate or certificates for the number of Common Shares to which such Holder shall be entitled (with the number of and denomination of such certificates designated by such Holder), and ACTV shall cause Financing and/or Holdings, as the case may be, to immediately issue and deliver to such Holder a certificate or certificates for the number of Preferred Shares which such Holder has not yet elected to exchange hereunder but which are evidenced in part by the certificate(s) delivered to ACTV in connection with such Exchange Date; ACTV shall effect such issuance within three
(3) trading days (as defined in Section 11(b)(4) below) of the Exchange Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such Holder within three (3) trading days after the receipt of such Exchange Notice ("T+3"). In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any exchange hereunder may be effectuated by electronic book-entry through Depository Trust Company ("DTC"), then delivery of Common Shares pursuant to such exchange shall be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such exchange shall be deemed delivered by such book-entry transfer. In the case of such DTC book-entry transfer no exchange shall be deemed complete until a book-entry confirmation is received confirming that the applicable Common Shares have been transferred to the account of such Holder or its nominee or designee, and the exchange of the Preferred Shares for such Common Shares shall take place on the same trading day and as simultaneously as practicable. The parties agree to coordinate with DTC to accomplish this objective. The exchange pursuant to this
Section 11 shall be deemed to have been made immediately prior to the close of business on the Exchange Date. The person or persons entitled to receive the Common Shares issuable upon such exchange shall be treated for all purposes as the record Holder or Holders of such Common Shares at the close of business on the Exchange Date.

                  b. Determination of Exchange Price.

                     (1) At any date up to and including August 31, 1997, the Exchange Price shall be equal to:

[1 - Applicable Percentage (as set forth below)] x Agreed Value (as defined below).

The Agreed Value shall equal the lesser of: (x) the weighted-average (based upon the number of shares sold) of the actual selling prices at which the Holder giving an Exchange Notice shall have sold Common Shares during the three (3) trading days immediately preceding the Exchange Date, but not less than the lowest trading price on the date of such trade as reported by the principal market on which the Common Stock is traded; (y) the weighted-average (based upon the number of shares sold) of the actual selling prices at which the Holder giving an Exchange Notice shall have sold Common Shares on the Exchange Date; or (z) the average of the daily means between the low trading price of the Common Stock and the Closing Price of the Common Stock for the three (3) consecutive trading days immediately preceding such date.

                     (2) The Applicable Percentage shall be as follows:

                         14.000% during January 1997
                         16.375% during February 1997
                         17.000% during March 1997
                         20.857% during April 1997
                         23.000% during May 1997
                         25.000% during June 1997
                         26.875% during July 1997
                         27.375% during August 1997

                     (3) On and after September 1, 1997, the Exchange Price shall be the lesser of: (x) 69.625% of the average of the daily means between the low trading price of the Common Stock and the closing price of the Common Stock for all the trading days during the month of August 1997; (y) 69.625% of the weighted-average (based upon the number of shares sold) of the actual selling prices at which the Holder giving an Exchange Notice shall have sold Common Shares on the Exchange Date; or (z) 69.625% of the average of the daily means between the low trading price of the Common Stock and the Closing Price of the Common Stock during the 3 trading days immediately preceding the Exchange Date.

                     (4) The "low trading price" and the "Closing Price", respectively, of the Common Stock on any day shall be (A) the lowest reported sale price and the reported Closing Price (last sale price) of the Common Stock on the New York Stock Exchange or the American Stock Exchange, or (B) if the Common Stock is not listed on the New York Stock Exchange or the American Stock Exchange, the lowest reported sale price and the reported Closing Price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on such stock exchanges and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price and the mean of the final bid and asked prices for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding trading days. If none of the foregoing provisions are applicable, the "mean of the low trading price and the Closing Price" of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc., selected in good faith by the Board of Directors of ACTV and reasonably acceptable to the Holders. The term "trading day" means (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on the such stock exchange, (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

                     (5) In the event that during any period of consecutive trading days provided for above, ACTV shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Exchange Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                  c. Distributions. In the event ACTV shall at any time or from time to time make or issue, or fix a record date for the determination of Holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of ACTV or any of its direct or indirect subsidiaries other than additional Common Shares, then in each such event, in addition to the number of shares of Common Stock receivable upon exchange, provision shall be made so that the Holders of Preferred Shares shall receive, upon the exchange thereof, the securities of ACTV or such subsidiary which they would have received had they been the owners on the date of such event of the number of Common Shares issuable to them upon exchange.

               d. Certificate for Exchange Price Adjustment. ACTV shall, upon the written request at any time of any Holder of Preferred Shares, furnish or cause to be furnished to such Holder a certificate prepared by ACTV setting forth (i) any adjustments and readjustments of the Exchange Price pursuant to this Section 11, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the exchange of Preferred Shares with respect to each share of Common Stock received upon such exchange.

               e. Notice of Record Date. In the event of any taking by ACTV of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, ACTV shall mail to each Holder of Preferred Shares at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

               f. Issue Taxes. ACTV shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on exchange of Preferred Shares pursuant hereto; provided, however, that ACTV shall not be obligated to pay any transfer taxes resulting from any transfer requested by any Holder in connection with any such exchange.

               g. Reservation of Stock Issuable Upon Exchange. ACTV shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exchange of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the exchange of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the exchange of all the then outstanding Preferred Shares, ACTV will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, ACTV agrees to reserve and at all times keep available not less than 15,000,000 authorized but unissued Common Shares for such exchange so long as any Preferred Shares remain outstanding, and such figure shall be appropriately and equitably adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. So long as any Preferred Shares remain outstanding, in the event that at any time the Post Option (as defined in Section 14.l below) is exercised by Post (as defined in Section 14.l below) or the Closing Price of the Common Stock as reported in the Wall Street Journal for any ten (10) trading days after the Closing Date (whether or not consecutive) is below $2.50 per share (subject to appropriate and equitable adjustment for stock dividends, stock splits, reverse splits, and combinations) ("Reserve Increase Event"), then within sixty (60) days following such Reserve Increase Event, ACTV shall call and hold a shareholders meeting for the purpose of, and solicit proxies to vote in favor of, increasing the number of authorized shares of Common Stock by at least 20,000,000 shares, and at least 20,000,000 of such newly authorized but unissued shares shall be reserved and kept available at all times for the purpose of effecting the exchange of the Preferred Shares hereunder (in addition to any shares already reserved); such 20,000,000 figure shall be appropriately and equitably adjusted for any stock splits, reverse splits, stock dividends, combinations or reclassifications of the Common Stock. Such covenant requiring ACTV to hold a shareholders meeting may be waived by a majority-in-interest of the holders of outstanding Preferred Shares in a written waiver referring specifically to such shareholders meeting, provided that any such waiver shall apply only to the extent specifically expressed in such waiver and shall not apply to any Reserve Increase Event in the future. ACTV shall file a Registration Statement with respect to such newly reserved shares within five (5) days of such shareholders meeting and shall cause such Registration Statement to become effective within sixty (60) days of such shareholders meeting. All of the registration rights and remedies hereunder shall apply to the registration of such newly reserved shares, including without limitation the liquidated damages provisions contained in Section 2(b) hereof (with such sixty (60) day deadline replacing "December 31, 1996" in Section 2(b)(i)). In the event any Holder at any time is unable to exchange any Preferred Shares hereunder due to an insufficient number of Common Shares available, then ACTV promptly shall, at the request of such Holder, purchase such Preferred Shares which cannot be exchanged at a purchase price equal to the ACTV Premium Redemption Price. In addition to the foregoing, in the event that ACTV fails to authorize and reserve an additional 20,000,000 shares of Common Stock for issuance upon exchange of Preferred Shares by the sixtieth (60th) day following any Reserve Increase Event, then at any time thereafter at the request of any Holder, ACTV shall promptly purchase from such Holder, at a purchase price equal to the ACTV Premium Redemption Price, the number of Preferred Shares equal to such Holder's pro rata share of the "Deficiency". The "Deficiency" shall be equal to the number of Preferred Shares that would not be able to be exchanged for Common Shares, due to an insufficient amount of Common Shares available, if all the outstanding Preferred Shares on such sixtieth (60th) day were submitted for exchange hereunder at an Exchange Price equal to 69.625% of the low trading price during such 60-day period. In addition to and not in lieu of any of the foregoing for so long as any Preferred Shares remain outstanding, upon the expiration of the Post Option, ACTV agree to reserve and at all times keep available, as additional reserved authorized but unissued Common Shares for exchange of Preferred Shares, 50% of the Common Shares which are or become available following the expiration of the Post Option (such figure to be appropriately and equitably adjusted for any stock splits, reverse splits, stock dividends, combinations or reclassifications of the Common Stock).

               h. Fractional Shares. No fractional shares shall be issued upon the exchange of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon exchange of more than one Preferred Share by a Holder thereof shall be aggregated for purposes of determining whether the exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exchange would result in the issuance of a fraction of a share of Common Stock, ACTV shall, in lieu of issuing any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of exchange (as determined in good faith by the Board of Directors of ACTV).

               i. Notices. Any notice required by the provisions of this Section 11 to be given to the Holders of shares of Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at its address appearing on the books of ACTV.

               j. Merger. In case of any reorganization or any reclassification of the capital stock of ACTV or any consolidation or merger of ACTV with or into any other corporation or corporations or a sale of all or substantially all of the assets of ACTV to any other person, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each Preferred Share shall thereafter be exchangeable into the number of shares of stock or other securities or property (including cash) to which a Holder of the number of Common Shares deliverable upon exchange of such Preferred Share would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined in good faith by the Board of Directors of ACTV and a majority in interest of the Holders) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of the Preferred Shares, to the end that the provisions set forth herein, including without limitation the method for determination of the Exchange Price, shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the exchange of the Preferred Shares. Until the date ("Restrictive Covenant Termination Date") which is the earlier of (1) November 1, 1997 (as adjusted pursuant to Section 2(b)(vii) above, "Maximum Restrictive Covenant Date"), or
(ii) such date on which at least ninety percent (90%) of the Preferred Shares have been exchanged for Common Shares, ACTV agrees that there shall be no such reorganization, consolidation, merger or sale unless such appropriate adjustment is agreed to in writing in advance by the Board of Directors of ACTV and a majority in interest of the holders of outstanding Preferred Shares (which agreement will not be unreasonably withheld).

               k. Change in Control. If prior to January 1, 1997 there occurs any corporate reorganization or any change of control transactions or series of related transactions in which in excess of 50% of ACTV's Board of Directors consists of directors not nominated by the prior Board of Directors of ACTV, or in excess of 50% of ACTV's voting power is transferred through a merger, consolidation, tender offer or similar transaction, then notwithstanding the date restriction contained in the first paragraph of this Section 11, each Holder shall have the right to exchange any or all of its Preferred Shares for Common Shares at any time prior to January 1, 1997 in accordance with the terms hereof at an Applicable Percentage equal to 14.000%. ACTV further agrees that it shall not agree or consent to or enter into any transaction or series of transactions as a result of which the Common Shares would cease to be publicly traded unless agreed to in writing in advance by the Board of Directors of ACTV and a majority in interest of the holders of Preferred Shares. So long as any Preferred Shares remain outstanding, in the event ACTV desires to effect any of the transactions described in this paragraph at any time (whether occurring before or after January 1, 1997), the closing of such transaction shall be conditioned upon the prior purchase by ACTV of, and payment for, at the request of any Holder, all (or such portion requested by such Holder) of the outstanding Preferred Shares held by such Holder at a purchase price equal the ACTV Premium Redemption Price (as defined below). ACTV shall provide all Holders of Preferred Shares with 30 days' prior notice of any such transaction, and such notice shall be deemed an offer to purchase the Preferred Shares pursuant to the preceding sentence.

               l. Limitations on Holder's Right to Convert. Notwithstanding anything to the contrary contained herein, at any time prior to delivery of a ACTV Redemption Notice (as defined below) by ACTV, no Preferred Share may be exchanged by a Holder to the extent that, after giving effect to Common Shares to be issued pursuant to an Exchange Notice, the total number of Common Shares deemed beneficially owned by such Holder (excluding shares that might otherwise be deemed beneficially owned by reason of the exchange right herein), together with all Common Shares deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Act, would exceed 4.9% of the total issued and outstanding shares of the ACTV's Common Stock, provided that each Holder shall have the right to waive this restriction, in whole or in part, immediately in the case of a transaction of the type described in Section 11.k (whether or not occurring prior to January 1, 1997), and in any other case upon 61 days prior notice to ACTV. The delivery of an Exchange Notice by any Holder shall be deemed a representation by such Holder that it is in compliance with this paragraph. A transferee of the Preferred Shares shall not be bound by this provision unless it expressly agrees to be so bound.

               m. Optional Redemption by ACTV.

               (1) Any or all of the Preferred Shares may be purchased by ACTV from the Holders on a pro rata basis at any time beginning on the date (as adjusted pursuant to Section 2(b)(vii) above, the "ACTV Redemption Commencement Date") which is fourteen (14) months after the Closing Date on at least 30 days' prior written notice ("ACTV Redemption Notice"), at a purchase price equal to the sum of $25 times the number of Preferred Shares being purchased plus accrued and unpaid dividends thereon plus any liquidated damages owing to such Holder on such purchase date ("ACTV Redemption Price"); provided, that ACTV may not exercise such right nor issue any ACTV Redemption Notice unless (i) the average of the Closing Price of the Common Stock of ACTV as reported in the Wall Street Journal for the 30 consecutive trading days prior to the ACTV Redemption Notice shall exceed $9.00 per share (subject to appropriate and equitable adjustment for stock dividends, stock splits, reverse stock splits and combinations), and (ii) there exists an Effective Registration (as defined in the Financing Investment Agreement) during such 30 consecutive trading day period.

               (2) Notwithstanding the foregoing paragraph (1) above, any or all of the Preferred Shares may be purchased by ACTV from the Holders on a pro rata basis prior to the ACTV Redemption Commencement Date by submitting an ACTV Redemption Notice at least 30 days' prior to such purchase, at a purchase price ("ACTV Premium Redemption Price") equal to 1.43627 (i.e., 1 _ .69625) times the ACTV Redemption Price.

               (3) At least 30 days prior to the ACTV Redemption Date (as hereinafter defined), the ACTV Redemption Notice shall be mailed, first class postage prepaid, by ACTV to each Holder of record of the Preferred Shares, at the address last shown on the records of ACTV for such Holder, notifying such Holder of the purchase which is to be effected, specifying the percentage of shares which is to be purchased from such Holder, the date of the purchase (the "ACTV Redemption Date"), the place at which payment will be made (which is subject to the Holder's approval) and calling upon each such Holder to surrender to ACTV, in the manner and at the place designated, a certificate or certificates representing the number of shares to be purchased calculated by multiplying the specified percentage of shares to be purchased by the total number of Preferred Shares held by such Holder. At any time prior to the ACTV Redemption Date, any Holder of Preferred Shares may exchange any or all of its Preferred Shares pursuant to an Exchange Notice in accordance with the terms hereof.

                   Subject to the provisions of the following subsection (4), on or after the ACTV Redemption Date, each Holder of Preferred Shares shall surrender to ACTV the certificate or certificates representing the specified percentage of Preferred Shares owned by such Holder as of such date, in the manner and at the place designated in the ACTV Redemption Notice, and thereupon the purchase price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are purchased, ACTV shall cause a new certificate to be issued representing the unpurchased shares.

               (4) If after an ACTV Redemption Notice is delivered, there does not exist an Effective Registration at any time prior to or on the ACTV Redemption Date, then no shares shall be purchased pursuant to this Section and the ACTV Redemption Notice shall be deemed to be withdrawn. In such event, any Exchange Notice given by a Holder of Preferred Shares after the ACTV Redemption Notice was given shall be deemed to be withdrawn, and any certificates for Preferred Shares which have been surrendered for exchange or redemption shall be returned to the persons surrendering the same; provided, however, that if a Holder shall have received shares of ACTV's Common Stock upon exchange of the Preferred Shares after the ACTV Redemption Notice was given but before the ACTV Redemption Date, such Holder may elect either to retain such Common Stock or rescind such exchange by tendering such shares of Common Stock to ACTV.

               (5) From and after the ACTV Redemption Date, unless there shall have been a default in payment of the ACTV Redemption Price, all rights of the Holders of Preferred Shares which have been purchased (except the right to receive the ACTV Redemption Price upon surrender of the certificate or certificates representing such Preferred Shares) shall cease with respect to such Preferred Shares, and such Preferred Shares shall not thereafter be transferred on the books of ACTV or be deemed to be outstanding for any purpose whatsoever. If ACTV elects to purchase less than all of the Preferred Shares outstanding on any ACTV Redemption Date, ACTV shall select shares so to be redeemed as nearly as practicable pro-rata in such manner as the Board of Directors may in good faith determine. The Preferred Shares not redeemed shall remain outstanding and be entitled to all the rights and preferences provided to outstanding Preferred Shares.

               n. NASDAQ Limit on Stock Issuances. In the event that ACTV is unable to issue any Common Shares upon exchange of Preferred Shares hereunder due to the rules or regulations of any national securities exchange or the NASD requiring shareholder approval for such issuance, including without limitation Rule 4460(i)(1)(D) of the NASD, ACTV shall, at the request of any Holder promptly following such determination, purchase such Preferred Shares of such Holder which cannot be exchanged at a purchase price equal to the ACTV Premium Redemption Price.

               o. Replacement Certificates. The certificate(s) representing the Common Shares held by any Investor (or then holder) may be exchanged by such Investor (or such holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Common Shares, as requested by such Investor (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

               12. Representations and Warranties of ACTV. ACTV hereby makes the following representations and warranties to each of the Investors:

               a. Organization and Qualification. ACTV is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. ACTV does not have any direct subsidiaries other than Financing and Holdings. ACTV has duly transferred all shares of capital stock in ACTV's operating subsidiaries to Holdings. ACTV is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, or financial condition of the entity with respect to which such term is used and which is material to such entity and other entities controlling or controlled by such entity taken as a whole.

               b. Authorization; Enforcement. (i) ACTV has the requisite corporate power and authority to enter into and perform this Exchange Agreement and to issue the Preferred Shares in accordance with the terms hereof, (ii) the execution and delivery of this Exchange Agreement by ACTV and the consummation by it of the transactions contemplated hereby, including the issuance of the Preferred Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of ACTV or its Board of Directors or stockholders is required, (iii) this Exchange Agreement has been duly executed and delivered by ACTV, and (iv) this Exchange Agreement constitutes a valid and binding obligation of ACTV enforceable against ACTV in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

               c. Capitalization. The authorized capital stock of ACTV consists of 35,000,000 shares of common stock and 1,000,000 shares of preferred stock; there are 11,892,647 shares of common stock and no shares of preferred stock issued and outstanding. All of the outstanding shares of ACTV's common stock have been validly issued and are fully paid and nonassessable. No Common Shares are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable or convertible into, any shares of capital stock of ACTV, or contracts, commitments, understandings, or arrangements by which ACTV is or may become bound to issue additional shares of capital stock of ACTV or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of ACTV (except as contemplated by this Exchange Agreement or disclosed in the SEC Documents (as defined below), and except for options for approximately 427,500 shares of Common Stock and approximately 150,000 stock appreciation rights issued to directors and/or management and/or outside third parties since December 31, 1995. Attached hereto as Exhibit 12(c) is a true and correct copy of ACTV's Certificate of Incorporation as in effect on the date hereof (the "Charter"), and ACTV has furnished or made available to the Investors true and correct copies of ACTV's By-Laws, as in effect on the date hereof (the "By-Laws").

               d. Issuance of Common Shares. The Common Shares issuable upon exchange of the Preferred Shares pursuant to the Exchange Agreement are duly authorized and reserved for issuance and, upon exchange in accordance with this Exchange Agreement, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and listed on NASDAQ, and the Holders shall be entitled to all rights and preferences accorded to a holder of Common Shares.

               e. No Conflicts. The execution, delivery and performance of this Exchange Agreement by ACTV and the consummation by ACTV of the transactions contemplated hereby do not and will not (i) result in a violation of ACTV's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which ACTV or any of its subsidiaries is a party, or result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to ACTV or any of its subsidiaries or by which any property or asset of ACTV or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect); provided that, for purposes of such representation as to Federal, state, local or foreign law, rule or regulation, no representation is made herein with respect to any of the same applicable solely to the Investors and not to ACTV. The business of ACTV is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. ACTV is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Exchange Agreement or issue and sell the Preferred Shares in accordance with the terms hereof except for the registration provisions provided herein, provided that, for purposes of the representation made in this sentence, ACTV is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

               f. SEC Documents; Financial Statements. The Common Stock of ACTV is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and ACTV has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by ACTV with the SEC (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). ACTV has delivered or made available to the Investors true and complete copies of all SEC Documents (including, without limitation, proxy information and solicitation materials and registration statements) filed with the SEC since December 31, 1995 and all annual SEC Documents filed with the SEC since December 31, 1994. ACTV has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by ACTV but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ACTV included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of ACTV as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               g. Principal Exchange/Market. The principal market on which the shares of Common Stock are currently traded is the NASDAQ Small Capitalization Market, and the shares of Common Stock are listed on the Boston Stock Exchange.

               h. No Material Adverse Change. Since March 31, 1996, the date through which the most recent quarterly report of ACTV on Form 10-Q has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, no Material Adverse Effect has occurred or exists with respect to ACTV or its subsidiaries, except as otherwise disclosed or reflected in other SEC Documents prepared through or as of a date subsequent to March 31, 1996.

               i. No Undisclosed Liabilities. ACTV and its subsidiaries have no liabilities or obligations not disclosed in the SEC Documents, other than those incurred in the ordinary course of ACTV's or its subsidiaries' respective businesses since March 31, 1996 or which, individually or in the aggregate, do not or would not have a Material Adverse Effect on ACTV or its direct or indirect subsidiaries.

               j. No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to ACTV or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by ACTV but which has not been so publicly announced or disclosed.

               k. No General Solicitation. Neither ACTV, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf (including Libra Investments, Inc. ("Placement Agent")), has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in connection with the offer or sale of the Common Shares.

               l. No Integrated Offering. Neither ACTV, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Preferred Shares under the Act.

               m. Form S-3. ACTV is eligible to file the Registration Statement on Form S-3 under the Securities Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Securities Act and rules promulgated thereunder.

               n. Intellectual Property. ACTV (and/or its wholly-owned subsidiaries) owns or has an exclusive perpetual license to use all patents, copyrights and trademarks ("Intellectual Property") which are necessary to conduct the business of ACTV and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents, such

Intellectual Property is valid and enforceable and the use of such Intellectual Property by ACTV and/or its subsidiaries does not infringe upon or conflict with any rights of any third party and neither ACTV nor any of its subsidiaries has received notice of any such infringement or conflict, and ACTV has no knowledge of any infringement of its Intellectual Property by any third party.

               o. Subsidiaries Use of ACTV Assets. To the extent any direct or indirect subsidiary of ACTV uses or exploits or requires the use and/or exploitation of any assets and/or accommodations of ACTV, including without limitation any Intellectual Property, licenses, permits, office space, equipment and the like, each such subsidiary has a valid and enforceable right and license to use and exploit such assets and/or accommodations in perpetuity free of any royalties, fees or charges (or if there any royalties, fees or charges they are payable to Holdings and ACTV has no interest in same).

               p. Standoff Commitments. ACTV has received binding assurances from ACTV's executive officers and directors that none of them will sell any Common Shares prior to the Restrictive Covenant Termination Date, except that with the approval of the Chairman of the Board of ACTV, such executive officers and directors in the aggregate may sell up to ten percent (10%) of their present holdings of Common Shares (including Common Shares to be received in the future upon the exercise of any presently held options, warrants, stock appreciation rights or the like), and may sell amounts in excess of 10% with the approval of a majority in interest of the holders of the outstanding Preferred Shares. ACTV represents and warrants that such aggregate 10% amount is equal to approximately 260,000 Common Shares.

               13. Representations and Warranties of the Investors. Each Investor hereby makes the following representations and warranties to ACTV:

               a. Organization and Qualification. Such Investor is duly organized and existing in good standing under the laws of the place of its organization.

               b. Authorization; Enforcement. (i) Such Investor has the requisite corporate power and authority to enter into and perform this Exchange Agreement, (ii) the execution and delivery of this Exchange Agreement by such Investor have been duly authorized by all necessary corporate action, and no further consent or authorization of such Investor or its Board of Directors or stockholders is required, (iii) this Exchange Agreement has been duly executed and delivered by such Investor, and (iv) this Exchange Agreement constitutes a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

               c. Sophisticated Investor. Such Investor is purchasing the Preferred Shares for its own account and not with a view to distribution in violation of any securities laws. Such Investor is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act. Such Investor has such knowledge and experience in financial and business matters in general and investments in particular, so that such Investor is able to evaluate the merits and risks of an investment in the Preferred Shares and to protect its own interests in connection with such investment.

               14. Covenants.

                   (a) Expenses. ACTV shall pay, at the Closing and promptly upon receipt of any further invoices relating to same, all reasonable due diligence fees and attorneys' fees and expenses (using a single counsel) incurred by the Investors, up to a maximum amount of $85,000, in connection with the preparation, negotiation, execution and delivery of this Exchange Agreement, the Investment Agreements and the related agreements and documents and the transactions contemplated hereunder and thereunder. Such amount may be paid, at the Investors' option, by each Investor offsetting its pro rata share (based on the amount of Holdings Preferred Shares purchased) of the estimated amount due for such fees and expenses from the payment of the purchase price by such Investor under the Holdings Investment Agreement. In the event such estimate is ultimately less than the actual fees and expenses, Holdings or ACTV shall promptly pay such deficiency upon receipt of an invoice regarding same, and in the event such estimate is ultimately greater than the actual fees and expenses, each Investor shall promptly pay to Holdings its pro rata share (based on the amount of Holdings Preferred Shares purchased) of such overage upon a determination regarding same. ACTV shall pay all fees and/or commissions payable to the Placement Agent in connection with such transactions. The Placement Agent's compensation includes a cash payment of $750,000 and the issuance to the Placement Agent by Holdings of warrants to purchase 36,000 shares of Holdings 5% Cumulative Exchangeable Preferred Stock (with 40% of such cash payment and such warrants being paid and issued, respectively, at Closing, and the remaining 60% of such cash payment and such warrants being paid and issued on the Release Date (as defined in the Financing Investment Agreement)). All fees, charges and costs of the escrow agent under the Escrow Agreement (as defined in the Financing Investment Agreement) shall be paid for by Holdings and/or ACTV, and not by Financing.

                   (b) Exchange Act Registration. ACTV will cause its Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under Exchange Act. Prior to and during the registration period as set forth in Section 5 above, ACTV will take all action necessary to continue the listing and trading of its Common Stock on the exchange(s) or markets where the Common Shares are traded and will comply in all respects with ACTV's reporting, filing and other obligations under the bylaws or rules of the NASD and such exchange.

                   (c) Subsidiaries of ACTV. ACTV agrees that it shall not create or enter into, and shall cause its subsidiaries not to create or enter into, any new subsidiaries or joint ventures unless any ACTV enterprise ownership of shares or interests in any such new subsidiaries is by Holdings or a wholly-owned subsidiary of Holdings or such joint ventures are entered into by

Holdings or a wholly-owned subsidiary of Holdings, and ACTV may not transfer, or pledge or in any way encumber, its interest in Financing and Holdings, without the consent of a majority in interest of the holders of outstanding Preferred Shares. ACTV agrees to cause any capital stock issuances by Holdings or any of its direct or indirect subsidiaries to be in a bona fide, arms-length transaction with such issuances being in exchange for receipt of fair market value consideration. ACTV shall not transfer any cash or assets to any direct or indirect subsidiary, or any other entity in which ACTV or any of its direct or indirect subsidiaries has an interest, to provide any financial or other support for such subsidiary or other entity (whether by loan of otherwise) unless such transfers of cash or assets are made to or through Holdings and such transfers are made as a common stock capital contribution in Holdings.

                   (d) Legends. Prior to the Registration Statement being declared effective, any Common Shares issues hereunder shall bear a legend in the same form as the legend on the Preferred Shares pursuant to the Investment Agreements. Upon such Registration Statement becoming effective, ACTV agrees to promptly, but no later than 2 business days, issue new certificates representing such Common Shares without such legend. Any Common Shares issued hereunder after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders.

                   (e) Securities Compliance. ACTV shall notify the Commission and NASD, in accordance with their requirements, of the transactions contemplated by the Investment Agreements and this Exchange Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares and the Common Shares issuable upon exchange thereof to the Investors or Holders pursuant to the terms of this Exchange Agreement.

                   (f) Intercompany Transactions. ACTV agrees that, on or prior to the Closing, all ACTV accounts receivable relating to transactions between ACTV and any direct or indirect subsidiaries of ACTV occurring prior to Closing, all cash owned by ACTV and all of ACTV's interest in any subsidiary, joint venture or investment, including without limitation ACTV's interest in ACTV Interactive and all shares of capital stock in the Greenwich Entertainment Group, Inc. ("Greenwich") owned by ACTV, shall be transferred to Holdings as a capital contribution in exchange for common stock of Holdings, and ACTV shall use its best efforts to transfer all options for capital stock in Greenwich owned by ACTV to Holdings as a common stock capital contribution. Until the Restrictive Covenant Termination Date, any monies or assets paid or transferred from Holdings or any direct or indirect subsidiary of Holdings to ACTV, or from Holdings to any direct or indirect subsidiary of Holdings, for any reason whatsoever, shall be treated and deemed as a loan from Holdings or such subsidiary to ACTV, or from Holdings to such subsidiary, as the case may be, provided that Holdings may transfer up to $3,000,000 of the $6,000,000 in funds received from Financing upon the Merger after the Release Date (as such terms are defined in the Financing Investment Agreement), to The Los Angeles Individualized Television Network, Inc., a wholly-owned subsidiary of Holdings ("LA Sub"), as an equity capital contribution by Holdings to LA Sub. So long as any Preferred Shares remain outstanding, ACTV shall not issue or transfer any of its shares of Common Stock to any direct or indirect subsidiary, provided, however, that ACTV may issue up to 5,000,000 shares of Common Stock in the aggregate as an equity contribution to any direct or indirect subsidiaries of Holdings, provided (1) such shares may not consist of shares reserved for issuance upon exchange of Preferred Shares hereunder or for issuance to any third party, and (2) no third party shall be permitted to foreclose upon or otherwise exercise any security interest or pledge rights with respect to such shares prior to the Restrictive Covenant Termination Date. ACTV agrees that, on or prior to the Closing, it and Holdings shall enter into the License Agreement in the form and substance satisfactory to the Investors pursuant to which ACTV shall grant to Holdings a perpetual worldwide exclusive royalty free license to use and exploit all of ACTV's patents.

                   (g) Dividends. ACTV agrees that it shall not declare or pay any dividends or make any distributions to any holder or holders of Common Stock so long as any Preferred Shares are outstanding.

                   (h) No Senior Securities. Until the Restrictive Covenant Termination Date, ACTV agrees that neither Holdings nor ACTV shall (i) create, incur, assume, guarantee, secure or in any manner become liable in respect of any indebtedness, other than the obligations specifically referred to herein to the Holder, or permit any liens, claims or encumbrances to exist against ACTV or Holdings or any of their assets, except for trade payables incurred in the ordinary course of business consistent with past practices, or (ii) issue any shares of its preferred stock or any securities convertible into its preferred stock (except for warrants and preferred stock issuable upon exercise thereof given to the Placement Agent as described in Section 14(a) above) without prior written approval of such preferred stock (or convertible security) issuance by a majority in interest of the holders of outstanding Preferred Shares.

                   (i) Merger of Financing and Holdings. ACTV agrees to cause the Merger (as defined in the Investment Agreements) of Financing and Holdings in accordance with the terms and conditions contained in and at the times prescribed in the Investment Agreements. Upon the Merger all Holders of Financing Preferred Shares shall have all the same rights and remedies under this Agreement with respect to the Holdings Preferred Shares issued to such Holders upon the Merger as if such shares were included as, and such shares shall deemed, "Preferred Shares" herein.

                   (j) Notices. ACTV agrees to provide all holders of Preferred Shares with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

                   (k) Dissolution of Holdings. To the extent ACTV owns any interest in any subsidiaries other than Financing and Holdings, all of such interest in such subsidiaries shall be owned by Holdings or a direct or indirect subsidiary of Holdings so long as any Preferred Shares are outstanding. At such time as there are no Preferred Shares outstanding, ACTV shall not be required to continue the existence of Holdings.

                   (l) Post Company. ACTV agrees that it shall not extend or renew that certain option agreement between ACTV and the Washington Post Company ("Post") dated March 17, 1992 pursuant to which Post has an option to purchase shares of Common Stock enabling it to own 51% of the outstanding shares of Common Stock in accordance with the terms therein (as amended, the "Post Option"), which Post Option expires March 17, 1997.

               15. Transfer or Assignment. Except as otherwise provided herein, this Exchange Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The rights granted to the Investors by ACTV under this Exchange Agreement to cause ACTV to register Registrable Securities may be transferred or assigned to a transferee or assignee of not less than 4,000 Preferred Shares, and all other rights granted to the Investors by ACTV hereunder may be transferred or assigned to any transferee or assignee of any Preferred Shares (regardless of the number of Preferred Shares transferred); provided that ACTV must be given written notice by the such Investor at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees to be bound by the registration and exchange provisions of this Exchange Agreement.

               16. Miscellaneous.

                   (a) Remedies. ACTV and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Exchange Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Exchange Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                   (b) Jurisdiction. ACTV (i) hereby irrevocably submits to the jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Exchange Agreement and (ii) hereby waives, and agrees not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. ACTV consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Exchange Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

                   (c) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

             to Financing:           ACTV, Inc.
                                     Attn:  William Samuels
                                     1270 Avenue of the Americas
                                     New York, New York 10020
                                     Fax: (212) 459-9548

             with copies to:         Wesley C. Fredericks, Jr., Esq.
                                          Gersten Savage Kaplowitz & Curtin
                                          575 Lexington Avenue, 27th Floor
                                          New York, New York 10022
                                          Fax: (212) 980-5192

             to the Investors:            To each Investor at the address and/or
                                          fax number set forth on Schedule I of
                                          this Exchange Agreement.

             with copies to:          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                                          551 Fifth Avenue
                                          New York, New York 10176
                                          Fax:   (212) 986-8866
                                          Attn:  Stephen M. Schultz

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

                   (d) Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Exchange Agreement.

                   (e) Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Exchange Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of ACTV and each Investor contained herein shall survive the Closing.

                   (f) Execution. This Exchange Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

                   (g) Publicity. ACTV agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

                   (h) Entire Agreement. This Exchange Agreement, together with the Investment Agreements and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be modified or terminated except by a written agreement signed by both parties.

                   (i) Governing Law; Consent of Jurisdiction. This Exchange Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of Delaware regulates ACTV's issuance of securities.

                   (j) Severability. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

                   (k) Titles. The titles used in this Exchange Agreement are used for convenience only and are not to be considered in construing or interpreting this Exchange Agreement. For clarification purposes, the exchange provisions contained in this Exchange Agreement are the "conversion" terms and procedures referred to in the Certificate of Incorporation for each of Financing and Holdings.

               IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed as of the date first above written.

                             ACTV:

                             ACTV, INC.

                             By:__________________________________
                             Name:
                             Its:

                             INVESTORS: